Exhibit 4.1

FIRST AMENDMENT
TO
RENEWED RIGHTS AGREEMENT

This First Amendment to Renewed Rights Agreement (the “Amendment”) is entered into as of July 15, 2010, by and between LSB Corporation (the “Company”), and Computershare Trust Company, N.A. as Rights Agent (“Rights Agent”).

WITNESSETH:

WHEREAS, the Company and Rights Agent are parties to that certain Renewed Rights Agreement, dated as of November 17, 2005 (the “Rights Agreement”)

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to the Distribution Date supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Section 1.

(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

(mm) “Merger” shall have the meaning set forth in the Merger Agreement.

(nn) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of July 15, 2010, by and among the Buyer, Buyer Bank, Merger Sub, the Company and Company Bank, as may be amended from time to time.

(oo) “Voting Agreements” shall mean the Voting Agreements, each dated as of July 15, 2010 by and between certain holders of one or more shares of Company common stock on the one hand and Buyer on the other hand.

(pp) “Buyer” shall mean People’s United Financial, Inc., a Delaware corporation.

(qq) “Buyer Bank” shall mean People’s United Bank, a federally-chartered stock savings bank and wholly owned subsidiary of Buyer.

(rr) “Merger Sub” shall mean Bridgeport Merger Corporation, a Massachusetts Corporation and wholly owned subsidiary of Buyer.

(ss) “Company Bank” shall mean River Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of the Company.

(b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreements, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the

Merger Agreement and the Voting Agreements shall be deemed to result in Buyer, Buyer Bank or Merger Sub becoming an Acquiring Person.”

(c) The definition of “Stock Acquisition Date” in Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreements, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Agreements shall be deemed to result in a Stock Acquisition Date.”

2. Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Agreements shall be deemed to result in a Distribution Date.”

3. Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

‘‘(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., Boston time, on December 18, 2016, or such later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof, and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), or (iii) being herein referred to as the “Expiration Date”). Notwithstanding anything to the contrary in this Agreement, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Agreements shall be deemed to be an event that causes the Rights to become exercisable under the provisions of this Section 7 or otherwise.”

4. Amendment to Section 11.  Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Agreements shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”

5. Amendment to Section 13.  Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreement, (iii) the consummation of the Merger and (iv) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Agreements shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13 or otherwise subject to any restrictions contained in this Section 13.”

6. Amendment to Section 30.  Section 30 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (and prior to any Distribution Date, registered holders of the Common Stock) any legal or equitable rights, remedy or claim under this Agreement in connection with (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Voting Agreements, (iii) the consummation of the Merger or (iv) the consummation of the other transactions contemplated in the Merger Agreement and the Voting Agreements.”

7. New Section 35.  The Rights Agreement is hereby amended to add the following as a new Section 35:

“Section 35. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force and effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement. The Company shall inform the Rights Agent of the occurrence of the Effective Time promptly thereafter.”

8. Effectiveness.  This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, except that if the Merger Agreement is not executed and delivered by each of the parties thereto, this Amendment shall terminate and be void ab initio. The Company shall inform the Rights Agent of the occurrence of the execution and delivery of the Merger Agreement promptly thereafter. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

9. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

10. Counterparts; Electronic Delivery.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Signatures delivered electronically, including by facsimile or by electronic data file, shall have the same authority, effect and enforceability as original signatures.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

LSB CORPORATION

Attest: /s/ Cynthia J. Milne	By: /s/ Diane L. Walker

Name: Cynthia J. Milne	Name: Diane L. Walker
Title: Secretary	Title: Executive Vice President, Treasurer and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

Attest: /s/ Suzanne S. O’Brien	By: /s/ Dennis V. Moccia
Name: : Suzanne S. O’Brien	Name: Dennis V. Moccia
Title: Corporate Counsel	Title: Manager, Contract Administration

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